Exhibit 99.1

HPS Corporate Lending Fund Announces Increased Monthly Distributions

NEW YORK, January 20, 2023 –HPS Corporate Lending Fund (HLEND) announced an increase of its regular monthly base distribution from $0.1464 per share to $0.1600 per share1 and introduced a monthly variable supplemental distribution of $0.0210 per share2, which in aggregate represents a 9.1% total annualized distribution yield (for Class I Common Shares)3. The January 2023 monthly distribution for each class of Common Shares will be payable to shareholders of record as of January 31, 2023 and will be paid on or about February 28, 2023.

The increase in the base distribution and the introduction of the monthly variable supplemental distribution reflects HLEND’s earnings growth as a result of a more mature portfolio mix, ramping leverage levels over time, the accretive effect of recent higher-spread investment activity and the overall impact of rising rates on HLEND’s portfolio, which is 99% floating rate4.

Going forward, HLEND expects to declare, when and if applicable, additional monthly variable supplemental distributions in order to allow shareholders to benefit from any earnings it generates in excess of the regular monthly base distribution.

HLEND is the first non-traded business development company (BDC) sponsored by affiliates of HPS and is part of the firm’s strategic initiative to expand the availability of its investment solutions to qualified individual investors and their financial advisors. To learn more about HLEND and read important disclosures please visit: https://www.hlend.com.

About HPS Corporate Lending Fund

HPS Corporate Lending Fund (HLEND) is a public, perpetually non-traded business development company that seeks to deliver attractive risk-adjusted returns, primarily in the form of current income, by investing in a diversified, high-quality portfolio of predominantly senior secured, floating-rate privately originated loans to upper-middle market companies. HLEND is externally managed by HPS Investment Partners, LLC, one of the largest global credit-focused alternative investment managers and a leading adviser to some of the world’s most sophisticated institutional investors.

About HPS Investment Partners

HPS Investment Partners, LLC is a leading global, credit-focused alternative investment firm that seeks to provide creative capital solutions and generate attractive risk-adjusted returns for our clients. We manage various strategies across the capital structure, including privately negotiated

[1]	Estimated net base distribution per share would be $0.1549 for Class D Common Shares and $0.1498 for Class F Common Shares.
[2]	The variable supplemental distribution for Class D and Class F Common Shares is $0.0210 per share.
[3]

For Class D and Class F Common Shares, this would represent a total annualized distribution yield of 8.8% and 8.5%, respectively. Total annualized distribution yield is calculated by multiplying the sum of the stated monthly base distribution per share and monthly variable supplemental distribution per share, in each case for January 2023, by twelve and dividing the result by the $24.00 NAV per share as of November 30, 2022.

[4]	Percentage based on the aggregate fair value of debt investments as of November 30, 2022.

HPS Investment Partners, LLC    |    40 West 57th Street, 33rd Floor, New York, NY 10019

senior debt; privately negotiated junior capital solutions in debt, preferred equity and common equity formats; liquid credit, including syndicated leveraged loans, collateralized loan obligations and high yield bonds; asset-based finance, and real estate. The scale and breadth of our platform offers the flexibility to invest in companies large and small, through standard or customized solutions. At our core, we share a common thread of intellectual rigor and discipline that enables us to create value for our clients, who have entrusted us with approximately $95 billion of assets under management as of December 2022. For more information, please visit www.hpspartners.com.

Forward-Looking Statements

The above contains forward-looking statements about the business of HLEND, including, in particular, statements about HLEND’s plans, strategies and objectives. You can generally identify forward-looking statements by HLEND’s use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘believe,’’ ‘‘continue’’ or other similar words. These statements include HLEND’s plans and objectives for future operations, including plans and objectives relating to future growth, availability of funds and dividends/earnings, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond HLEND’s control. Although HLEND believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and HLEND’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by HLEND or any other person that HLEND’s objectives and plans, which HLEND considers to be reasonable, will be achieved.

Securities Disclosure

Securities are offered through Emerson Equity LLC, member FINRA and SIPC. Emerson and HPS are not affiliated. All investing involves risk of loss of some or all principal invested. Speak to your tax professional prior to investing.

Media Contacts

Prosek Partners

Mike Geller / Josh Clarkson

646-818-9018 / 646-818-9259

mgeller@prosek.com / jclarkson@prosek.com

HPS Investment Partners, LLC    |    40 West 57th Street, 33rd Floor, New York, NY 10019